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                                  EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

      SPORT CHALET, INC., a Delaware corporation ("Employer"), and CLAUDIA G. REICH ("Executive"), in consideration of the mutual promises made herein, do, as of November 15, 2002, agree as follows:

            A. Executive is presently serving as the Senior Vice
President-Marketing and Advertising;

            B. Executive and Employer are parties to a prior Employment Agreement, which will be superceded by this Agreement; and

            C. Employer is willing to continue to employ Executive, and Executive desires to be so employed, on the terms and conditions set forth in this Agreement.

16.   TERM OF EMPLOYMENT

      16.1 Specified Term. Employer hereby employs Executive, and Executive hereby accepts employment with Employer, for an initial term beginning on November 15, 2002 and ending at the close of business on June 30, 2003. Executive's employment hereunder shall automatically renew for succeeding twelve-month periods, unless notice of termination is given by either party at least 30 days prior to the end of the initial term or any renewal term. Executive's employment may also terminate earlier as otherwise provided in this Agreement.

      16.2 "Employment Term." The phrase "Employment Term" shall mean the entire period of Executive's employment by Employer hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Executive.

17.   DUTIES

      17.1 General Duties. Executive shall serve as the Senior Vice President-Marketing and Advertising of Employer. In this capacity, Executive shall, to the best of her ability, perform all services, acts or things (i) necessary or advisable to manage and conduct the business of Employer as it relates to marketing and advertising; (ii) as are provided in Employer's Certificate of Incorporation and Bylaws, (iii) as may be assigned by Employer's President, Chief Executive Officer or Board of Directors or (iv) as may be specified in the job description or performance objectives adopted from time to time by Employer's Board of Directors, President and Chief Executive Officer. Executive shall perform such duties subject at all times to the policies of Employer and its Board of Directors and the direction of Employer's President, or Chief Executive Officer. Executive shall report to Employer's President and Chief Executive Officer.

      17.2 Conduct of Executive. Executive shall at all times during the Employment Term conduct herself in a manner consistent with her position with Employer and shall not knowingly perform any act which she knew or should have known was contrary to the best interests of Employer.

      17.3 Devotion to Employer's Business.

            (a) Executive shall devote the full working portion of her entire productive time, ability and attention to the business of Employer during the Employment Term.

            (b) During the Employment Term, Executive shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior consent of Employer's Board of Directors, President or Chief Executive Officer; provided, however, that the expenditure


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of reasonable amounts of time for educational, charitable or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement and shall not require the prior written consent of Employer as set forth above.

            (c) This Section 2.3 shall not be interpreted to prohibit Executive from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement. Notwithstanding the foregoing, Executive shall not, to the best of her knowledge, directly or indirectly, acquire, hold or retain any interest in any vendor or supplier of Employer.

      17.4 Competitive Activities. Except as otherwise expressly provided in this Agreement, during the Employment Term, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

      17.5 Trade Secrets.

            (a) Executive shall not, without the prior written consent of Employer in each instance, disclose or use in any way, either during her employment by Employer or thereafter, except as required in the course of such employment, any confidential business or technical information or trade secret of Employer acquired in the course of such employment, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by her (collectively, the "Trade Secrets"), including, without limitation, any confidential information concerning customer lists, products, procedures, operations, investments, financing, costs, employees, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, profits and plans for future development, the identity, requirements, preferences, practices and methods of doing business of specific parties with whom Employer transacts business, and all other information which is related to any product, service or business of Employer, other than information which is generally known in the industry in which Employer transacts business or is acquired from public sources or was known to Executive prior to her employment by Employer; all of which Trade Secrets are the exclusive and valuable property of Employer.

            (b) All files, accounts, records, documents, books, forms, notes, reports, memoranda, studies, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, and all other physical items related to Employer, other than a merely person item, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of Employer and shall not be removed from the premises of Employer except as required in the course of Executive's employment, without the prior written consent of Employer in each instance, and the same shall be promptly returned to Employer by Executive on the expiration or termination of her employment or at any time prior thereto upon the request of Employer.

            (c) Executive hereby acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of Sections 2.4 or 2.5 and, accordingly, that Employer shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief shall not, however, diminish Employer's right to claim and recover damages.

18.   COMPENSATION AND BENEFITS.

      18.1 Compensation. As compensation for the services to be performed hereunder, Executive shall receive a salary in the amount of One Hundred Forty-Four Thousand Dollars ($144,000) per annum, payable in arrears in equal installments not less than once per month on the first business day of each month with respect to the preceding calendar month (or part thereof) of employment during the Employment Term. Executive shall receive such increases in salary, if any, as may be determined by the Board of Directors in its sole discretion.


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The annual salary excluding bonuses, profit sharing, stock options and all other forms of compensation is referred to as the "Base Salary."

      18.2 Tax Withholding. Employer shall have the right to deduct or withhold from any amounts due to Executive hereunder (including, without limitation, the Severance Amount which may be payable pursuant to Sections 4.1(b) and 4.1(e)) any and all federal, state or local taxes, withholdings and deductions now applicable or that may be enacted and become applicable in the future, including, but not limited to, federal income and Social Security taxes.

      18.3 Bonus. Executive shall be eligible to participate in such executive bonus programs as Employer may establish from time to time. Under the "Senior Management Bonus Plan" currently in effect, Executive's maximum target annual bonus shall be thirty-five percent (35%) of her base salary for the applicable fiscal year payable pursuant to Section 3.1. This Bonus Plan and any target bonus are subject to change in the discretion of the Employer, but Executive shall be eligible to participate in any such bonus programs as long as Employer offers such plans to its Vice Presidents. Executive must be employed as of the time of payment (typically May) to be eligible for any bonus. There are no pro rata payments of the Bonus Plan if Executive is not employed as of the time of payment.

      18.4 Stock Options. Executive has been granted Non-Qualified Stock Options ("NQSOs") to purchase Employer's common stock on the terms set forth on Exhibit A and in accordance with Employer's 1992 Incentive Award Plan as amended and a Key Employee Stock Option Incentive Award Agreement which is incorporated herein by this reference.

      18.5 Annual Vacation. Executive shall be entitled to vacation or personal leave in accordance with Employer's policies for executive vacations for a period of up to four calendar weeks per year, with prior approval of the Chief Executive Officer. The vacation is subject to the Employer's rules on accrual of vacation.

      18.6 Automobile Allowance. Employer shall pay to Executive a monthly automobile allowance, in an amount similar to that provided other Vice Presidents.

      18.7 Medical Coverage. Employer shall include Executive and her immediate family in such health care plans as may be provided to Vice Presidents of Employer generally and under the same terms and conditions.

      18.8 Life Insurance. Employer shall provide to Executive such life insurance, if any, as is currently provided to Vice Presidents of Employer generally and under the same terms and conditions.

      18.9 Long Term Disability Plan. Employer shall include Executive in such long term disability plans as may be provided to Vice Presidents of Employer and under the same terms and conditions.

      18.10 Qualified Plans. Employee shall be entitled to participate in Employer's qualified plans in accordance with the terms and conditions of the plan documents.

      18.11 Reimbursement of Business Expenses. Employer shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in connection with the business of Employer subject to compliance by Executive with Employer's Standard Operating Procedures with respect to the amount, documentation and verification of such expenses as the same may be amended from time to time.

      18.12 Tax Consulting. Employer shall reimburse Executive for all fees and costs for personal tax and financial advisory services incurred by Executive up to $750 per year.

19.   TERMINATION

      19.1 Termination. In addition to an expiration of this Agreement pursuant to Section 1.1, the Employment Term and Executive's employment shall cease under the following circumstances:


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            (a) Death or Disability. The Employment Term shall terminate automatically upon the death of Executive. The Employment Term shall also terminate upon the disability of Executive provided Employer shall have given Executive written notice of such termination not less than thirty (30) days prior to the date of termination. Disability shall mean a physical or mental disability of Executive which is reasonably likely to continue for a period of at least four (4) consecutive months and that would prevent Executive from performing her duties (even with a reasonable accommodation that is not an undue hardship) under this Agreement in all substantial respects during such period. Such disability shall be determined by Executive's regular physician or two physicians selected by the Board of Directors. Upon termination because of death or disability, Executive shall not be entitled to any additional compensation or benefits.

            (b) Termination by Employer Without Cause or Non-Renewal Without Cause. Employer shall be entitled to terminate Executive's employment without "Cause" at any time during Executive's employment. Written notice of the termination without Cause shall be delivered to Executive and shall specify the date of termination. Provided, however, that if Employer terminates the employment relationship and this Agreement without Cause, or if Employer decides not to renew this Agreement without Cause, Employer shall (i) continue to pay Executive's Base Salary to Executive for a period of six months following the date of termination on such dates as Executive's salary otherwise would have been paid had such termination not occurred, (ii) continue Executive and her family in the health care plan for the shorter of (a) six months following the date of termination, or (b) the date Executive becomes eligible for health care coverage under another employer's health care plan, or (c) the date Executive becomes eligible for health care coverage under a plan offered by the employer of the spouse of Executive, and (iii) if Executive is terminated after the end of the fiscal year but before the payment of the annual bonus for that year, pay the annual bonus, if any, for the prior fiscal year. The aggregate amount paid under the preceding sentence is referred to herein as the "Severance Amount." The Severance Amount shall be paid as severance and only upon execution by Executive of Employer's standard form of Severance Agreement and Release. The Severance Agreement and Release will require Executive to release all claims against Employer and its employees in order to receive the Severance Amount. Executive shall not be entitled to any other compensation or benefits beyond the date of the termination. Payment of the Severance Amount shall be in lieu of all other claims, damages or liabilities Executive might otherwise assert against Employer, including, without limitation, those for breach of this Agreement or for discrimination.

            (c) Termination by Employer With Cause. Employer shall be entitled to terminate Executive's employment under this Agreement for Cause, in which case neither Base Salary nor other compensation or benefits shall be payable to Executive after such termination. "Cause" means (i) the commission of any material criminal act or any act of fraud or material dishonesty with respect to Employer; (ii) misconduct; (iii) material breach of the provisions of this Agreement, (iv) insubordination or refusal to perform required duties, or (v) an order of a court, administrative board or judge, or regulatory authority which precludes Executive from performing her duties. Written notice of the termination with Cause shall be delivered to Executive and shall specify the date of termination and that the termination is for "Cause".

            (d) Termination by Executive For Any Reason. Executive shall be entitled to terminate his employment under this Agreement at any time upon thirty (30) days prior written notice to Employer, in which case Employer shall have no obligations under this Agreement beyond those in existence on the date of termination.

            (e) Termination by Executive for Good Reason. Executive may terminate this Agreement for "Good Reason" by sending written notice of termination to Employer stating that the termination is for "Good Reason". "Good Reason" shall mean any of the following:

                  (i) A significant reduction in the Executive's authority or duties;

                  (ii) A significant reduction in, or failure to pay, Executive's Base Salary; or


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            (iii) The exclusion of Executive from eligibility to participate in compensation plans (such as bonuses, stock options, incentive awards) or in fringe benefits (such as medical, dental, life insurance) which are otherwise made available to Vice Presidents of Employer.

Executive must send her written notice of termination to the Employer within 90 days of the date of the event constituting Good Reason; if Executive fails to send written notice of termination within the 90 day period, then that event can no longer constitute Good Reason. The notice of termination for Good Reason shall specify an effective date of termination that is thirty days after the date of the notice (the parties may later mutually agree to extend the effective date of termination). Upon a termination for Good Reason, Employer shall continue to pay Executive her Base Salary for a period of six months following the effective date of the termination, on such dates as Executive's Base Salary would otherwise have been paid. The aggregate amount paid under the preceding sentence is referred to as the "Severance Amount". The Severance Amount shall be paid only upon execution by Executive of Employer's standard form of Severance Agreement and Release. The Severance Agreement and Release will require Executive to release all claims against Employer and its employees in order to receive the Severance Amount. Executive shall not be entitled to any other compensation or benefits following the date of termination. Payment of Severance Amount shall be in lieu of all other claims, damages or liabilities Executive might otherwise assert against Employer, including, without limitation, those for breach of contract or for discrimination.

            (f) Severance Amount Shall Not Constitute Excess Parachute Payments. It is the intention of the parties that any payment of the Severance Amount shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder. If the independent accountants acting as auditors for Employer (or another accounting firm designated by them) determine that any payment of the Severance Amount may constitute "excess parachute payments," the payments may be reduced to the maximum amount which may be paid without the payments being "excess parachute payments." The determination shall take into account (i) whether the payments are "parachute payments" under Section 280(3) and, if so,
(ii) the amount of payments under this Agreement that constitutes reasonable compensation under Section 280G.

      19.2 Duties Upon Termination. In the event that Executive's employment by Employer under this Agreement is terminated, neither Employer nor Executive shall have any remaining duties or obligations hereunder, except that (i) Employer shall promptly pay to Executive, or her estate, all reimbursable expenses incurred by Executive hereunder as of such date, and such compensation as is due pursuant to Sections 3.1 and 3.5, prorated through the date of termination, (ii) Employer shall provide to Executive such Severance Amount as may be due pursuant to Sections 4.1(b) or 4.1(e), and (iii) Executive shall continue to be bound by Section 2.5.

20.   GENERAL PROVISIONS

      20.1 Notices. Any notices to he given hereunder by either party to the other shall be in writing and may he transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing on the signature pages hereof, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the third day following the date of mailing.

      20.2 Arbitration. Any controversy between Employer and Executive involving the construction or application of any of the terms, provisions, or conditions of this Agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act and that certain Agreement to Arbitrate Claims previously entered into by Employer and Executive, which Agreement is incorporated herein by this reference.

      20.3 Attorneys' Fees and Costs. If any legal action based in contract law is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs,


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and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

      20.4 SEC Compliance. Executive acknowledges that concurrently herewith she has been provided with a copy of and will abide by the Employer's Statement of Company Policy Re: Securities Trades by Company Personnel as the same may be amended from time to time by Employer, which Statement is incorporated herein by this reference.

      20.5 Remedy For Certain Breaches. If Employer breaches Sections 2.1, 3.1 or 3.3 through 3.12, and Executive does not give notice of termination for Good Reason, the Executive is limited to a maximum of six months period for damages for any such breach.

      20.6 Entire Agreement. This Agreement, together with its exhibits, supersedes any and all other agreements including the Employment Agreement dated June 1, 2001, and all subsequent amendments either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

      20.7 Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged and approved by the Board of Directors of Employer.

      20.8 Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

      20.9 Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

      20.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California except that, with respect to matters of corporate governance, the laws of the State of Delaware shall govern.

      20.11 Sums Due Deceased Executive. If Executive dies prior to the expiration of the Employment Term, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Executive's executors, administrators, heirs, personal representatives, successors, and assigns.

      20.12 Insurance. Executive shall be covered by any policy of directors' and officers' liability insurance maintained by Employer.

      20.13 Consultation. Executive acknowledges that she has had sufficient time to consult with the advisor of her choice.

      20.14 Construction. This Agreement was reviewed by each party hereto and is the product of informed negotiations between the parties hereto. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by the parties. Each party hereto acknowledges that no party was in a superior bargaining position regarding the substantive terms of this Agreement.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first set forth above.

                      Employer:           SPORT CHALET, INC.


                                          By

                                          --------------------------------------
                                          Craig L. Levra, Chairman and CEO
                                          839 Houseman Street
                                          La Canada, CA 91011


                      Executive:
                                          --------------------------------------
                                          Claudia G. Reich
                                          1816 Brittany Park Road
                                          Camarillo, California  93012



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